FOR IMMEDIATE RELEASE                             Contacts:  James Forte
---------------------                                        Vicki Banner
                                                             KeatingPR
                                                             973-376-9300
                                                             james@keatingpr.com
                                                             vicki@keatingpr.com



         TRAVELNOW.COM OFFICERS AND DIRECTORS SIGN STANDSTILL AGREEMENT
         --------------------------------------------------------------

SPRINGFIELD, MO, Dec. 18, 2000 - TravelNow.com Inc. ("TravelNow") announced today that certain of its Board of Directors and officers, who hold approximately 40% of TravelNow's outstanding common stock, have agreed that, until at least April 30, 2001, they will not vote in favor of or dispose of their common stock in any transaction not approved by the Board of Directors of the Company.

TravelNow previously announced the retention of Legg Mason Wood Walker, Inc. to assist TravelNow in exploring strategic alternatives, which may include the possible sale of the Company.

About TravelNow
---------------
Launched in 1995, TravelNow (NasdaqSC: TNOW) was among the first real-time hotel reservation services on the Internet. TravelNow was the first Internet travel site to provide consumers with the capability to initiate a wireless hotel reservation and was ranked #1 for online hotel bookings by Top9.com in October 2000. Through its system of affiliates, TravelNow provides competitive rates for more than 40,000 hotels in 5,000 cities and 140 countries. The company offers discounts of up to 65 percent on over 700 hotels in almost every major city and up to 40 percent on over 7,000 hotels around the world. In addition, TravelNow facilitates car, air and cruise reservations at www.travelnow.com. For investor relations or press information please visit http://investor.travelnow.com or contact James Forte or Vicki Banner at KeatingPR at 973-376-9300.


Information in this press release contains forward-looking statements that involve risks and uncertainties that might adversely affect the Company's operating results in the future to a material degree. Such risks and uncertainties include, without limitation, the ability of the Company to raise capital to finance the development of its software products, the effectiveness and the marketability of its services, the ability of the Company to protect its proprietary information, and the establishment of an efficient corporate operating structure as the Company grows. These and other risks and uncertainties are presented in detail in the Company's Form 10-KSB, which was filed with Securities and Exchange Commission on October 12, 1999. This information is available from the SEC or the Company.